UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — July 27, 2006
CentraCore Properties Trust

(Exact name of Registrant as specified in its declaration of trust)

Maryland	1-14031	65-0823232

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418

(Address and zip code of principal executive offices)
(561) 630-6336

(Registrant’s telephone number, including area code)
(Former name, former address and former fiscal
year if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 27, 2006, CentraCore Properties Trust (the “Company”) entered into amendments to the employment agreements between the Company and Charles R. Jones, the Company’s Chief Executive Officer, and David J. Obernesser, the Company’s Chief Financial Officer. The amendments provide that in the event the executive is terminated by the Company without “cause” or if the executive terminates employment for “good reason” (each as defined in the relevant employment agreement), in either case within one year of a change in control of the Company, then the executive shall be entitled to receive (1) any unpaid base salary through the effective date of termination, (2) any unpaid bonuses for any year prior to the year of termination and pro rata bonuses for the year of termination, and (3) within 30 days of the termination, a lump sum payment equal to (in the case of Mr. Jones) three times the sum of the executive’s then current base salary and average cash bonus for the three calendar years preceding the date of the change in control, or a lump sum payment equal to (in the case of Mr. Obernesser) base salary through April 30, 2009. The amendments also provide that in the event of termination associated with a change in control, the executive would not be subject to any non-compete provisions and that all equity awards granted to the executive would vest immediately, unless otherwise provided in the relevant equity award agreement.
In addition, the amendments are intended to ensure compliance with Internal Revenue Code Section 409A by modifying the timing of payment of benefits payable following a termination of employment. If at the time of termination, the executive is a “specified employee” (within the meaning of Section 409A) and the Company notifies the executive that the deferral of the commencement of any severance benefits is necessary in order to comply with Section 409A, the Company will defer the commencement of the severance benefits by at least six months after the termination and any severance benefits so deferred will earn interest as of the date of termination. Any severance benefits that would have been paid during such six-month period but for the deferral under Section 409A will be paid in a lump sum to the executive six months and one day after the date of termination. If total compensation payable under the employment agreement would cause the executive to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the amendments further provide that the executive will be entitled to receive a tax gross-up payment such that the amount retained by the executive, net of the excise tax and all other taxes on the gross-up payment, will equal the full amount of benefits payable under the employment agreement.
On July 27, 2006, the Company entered into an amendment to the Deferred Share Long-Term Loyalty Bonus Agreement between the Company and Charles R. Jones, the Company’s Chief Executive Officer. The amendment provides for immediate vesting and delivery of all shares previously granted under the agreement upon a change in control and the subsequent termination of the agreement upon such delivery of shares to the executive.
The amendments are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit
Number	Description
10.1	First Amendment to Employment Agreement dated July 27, 2006 by and between CentraCore Properties Trust and Charles R. Jones
10.2	First Amendment to Employment Agreement dated July 27, 2006 by and between CentraCore Properties Trust and David Obernesser
10.3	First Amendment to Deferred Share Long-Term Loyalty Bonus Agreement dated July 27, 2006 by and between CentraCore Properties Trust and Charles R. Jones

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRACORE PROPERTIES TRUST
July 31, 2006	By:	/s/ David J. Obernesser
David J. Obernesser
Senior Vice President and Chief Financial Officer

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